Exhibit 10.4

Execution Copy

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into as of January 20, 2011 by and among John J. O’Neil (the “Executive”), People’s United Financial, Inc. (the “Acquiror”) and People’s United Bank (the “Acquiror Bank”) (Acquiror and Acquiror Bank are referred to collectively herein as the “Buyer”), Danvers Bancorp, Inc. (the “Seller”) and Danversbank (the “Seller Bank”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Acquiror and Seller are entering into an Agreement and Plan of Merger, dated as of January 20, 2011 (the “Merger Agreement”), and all capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement;

WHEREAS, the Buyer, Seller, Seller Bank and the Executive desire to enter into this Agreement, which shall supersede the employment agreement by and among Seller, the Seller Bank and the Executive dated January 2, 2008, (the “Employment Agreement”) effective immediately prior to the Effective Time of the Merger, and in lieu of any rights and payments under the Employment Agreement, the Executive shall be entitled to the rights and payments set forth herein (which for the avoidance of doubt shall be the rights and payments to which Executive is entitled upon a termination without Cause (as defined in the Employment Agreement) as contemplated by Section 5(b) and Section 6 of the Employment Agreement);

WHEREAS, the Buyer, Seller, Seller Bank and the Executive also desire to enter into this Agreement to confirm the payments due to Executive as a result of his participation in the Danversbank Supplemental Executive Retirement Plan (the “SERP”) effective immediately following the Effective Time of the Merger, in lieu of any rights and payments under the SERP; and

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, Buyer, Seller, and the Seller Bank agree as follows:

1.                             Severance Amounts.

1.1.                              Employment Agreement Amount.  On the eighth day following the Closing Date, provided the Executive has not revoked the releases contained and referenced in Section 4 hereof, Buyer shall, or shall cause an affiliate to, pay to the Executive an amount equal to the total of:

(a)                               $1,281,303.00, in full satisfaction of the obligations of Seller and Seller Bank under Section 5(b)(i) of the Employment Agreement;

(b)                               a pro rata portion of Executive’s target cash bonus for the year 2011 based on the portion of the calendar year 2011 during which Executive was employed by Seller or Seller Bank, in full satisfaction of the obligations of Seller and Seller Bank with respect to such target bonus under the first sentence of Section 5(b) of the Employment Agreement; and

(c)                                  a Gross-Up Payment as contemplated by Section 6(b) of the Employment Agreement;

all less applicable tax withholdings (the total of such sum, the “Employment Agreement Amount”).

The parties hereby agree that the Employment Agreement Amount as determined in the manner provided under this Section 1.1 is final and binding on all parties and shall not be subject to further adjustment, except with respect to any adjustment to the Gross-Up Payment required as contemplated by Section 6(b) of the Employment Agreement, and that the Employment Agreement Amount shall not be paid until the waiting period described in Section 1.4 below has passed.  In consideration of the payment of the Employment Agreement Amount and the other provisions of this Agreement, including but not limited to the obligations of Buyer pursuant to Section 1.3 and Section 2 below, Executive, Buyer, Seller and Seller Bank hereby agree that effective immediately following the Effective Time of the Merger, the Executive agrees that the full payment of the Employment Agreement Amount, together with satisfaction by Buyer of the other obligations set forth in this Agreement, shall be in complete satisfaction of all rights to payments or benefits due to Executive under the Employment Agreement or any other severance program, except with respect to Section 5(b)(iii) and Section 6(b) of the Employment Agreement, as set forth in this Agreement.

1.2.                              SERP Amount.  On the eighth day following the Closing Date, provided that the Executive has not revoked the releases contained and referenced in Section 4 hereof, at such time as provided under Section 1.4 below, Buyer shall pay to the Executive an amount equal to $2,267,752.90, less applicable tax withholdings (the “SERP Amount”).  The parties hereby agree that the SERP Amount as determined in the manner provided under this Section 1.2 is final and binding on all parties and shall not be subject to further adjustment and that the SERP Amount shall not be paid until the waiting period described in Section 1.4 below has passed.  Executive, Buyer, Seller and Seller Bank hereby agree that payment of the SERP Amount, together with satisfaction of the obligations set forth in this Agreement, including but not limited to the obligations of Buyer pursuant to Section 1.3 below, shall be in complete satisfaction of all rights to payments or benefits due to Executive under the SERP.

1.3.                              Gross-Up Payment.  Buyer, Seller, Seller Bank and the Executive understand and agree that the amount of the Gross-Up Payment is subject to adjustment as specified in Section 6(b) of the Employment Agreement.  If requested by Buyer, Executive further agrees to make any election necessary to permit Buyer to prepay any and all taxes due under Section 4999 of the Code as imposed on the payments and benefits received or to be received by Executive, to which such taxes apply in connection with the Merger, in accordance with Treasury Regulation Sec. 1.280G-1, Q&A 11(c), and Buyer hereby agrees to prepay any and all such taxes accordingly.

1.4.                              Code Section 409A Compliance.  Executive acknowledges that the Employment Agreement Amount and the SERP Amount may be deemed to be “deferred compensation” and that Executive is a “specified employee” within the meaning of Section 409A of the Code and therefore payment of the Employment Agreement Amount and the SERP Amount may not be made by Buyer to Executive until the date that is six months after the date of Executive’s separation from service (and Buyer agrees that it shall, or shall cause an affiliate to, make such payments on the first day following such six month period).  For purposes of this Section 1.4, “separation from service” shall mean any termination of employment with the Seller, Seller Bank or any successor by the Merger (including Buyer and its affiliates) pursuant to which the aggregate level of services provided by the Executive to any such entity (whether as an employee or a consultant) is permanently reduced to a level of services that is 20% or less than the level of services provided in the 36 months immediately preceding the Closing Date. Executive and Buyer acknowledge that Executive’s employment with the Seller and/or Seller Bank will be terminated in connection with the Merger, effective immediately upon the Effective Time of the Merger, and that such termination will be a Separation from Service as an employee of Seller and Seller Bank.

2.                                       Fringe Benefits.  In satisfaction of the obligations under Section 5(b)(iii) of the Employment Agreement, Buyer agrees to provide (or cause to be provided) to Executive with continued group health, dental and vision insurance coverage pursuant to the policies currently offered by Seller Bank (or comparable policies offered to similarly-situated employees of Buyer) to Executive for thirty-six (36) calendar months following the Closing Date, subject to the terms and conditions of such policies, with the Executive responsible for paying the same share of any premiums as he was paying as an employee immediately prior to the Effective Time of the Merger, except as set forth below in this Section 2.  Such insurance coverage shall include any dependents of the Executive who are covered under the applicable insurance coverage of Seller Bank immediately prior to the Effective Time of the Merger.  In the event Executive’s participation in any such plan is barred by law or any such benefit plan is discontinued or the benefits thereunder are materially reduced during such thirty-six month period, Buyer shall, as required under Section 5(b) of the Employment Agreement, arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have received under such plans.  In addition, on the Closing Date, provided that the Executive has not revoked the releases contained and referenced in Section 4 hereof, Buyer shall pay (or shall cause an affiliate to pay) to Executive a lump sum cash amount equal to $99,256.92, less any required withholdings, if any, in order for the Executive to pay the remaining premiums due on the long-term care insurance policies maintained for the benefit of the Executive and his spouse (the “LTC Premium Amount”).

3.                                       Transfer of Automobile or Payment of Car Value.  If Seller or Seller Bank owns the automobile to which Executive has been granted exclusive use immediately prior to the Effective Time, then as of the Closing Date ownership and title of the automobile utilized by the Executive shall be transferred to the Executive free of any encumbrances.  If Seller or Seller Bank leases the automobile to which Executive has been granted exclusive use immediately prior to the Effective Time, then Seller or Seller Bank shall pay an amount sufficient to purchase ownership and title, clear of any encumbrances, under the terms of the applicable lease shall be paid and ownership and title, absent any encumbrances, shall be transferred to the Executive as of the Closing Date.

4.               Releases.

4.1 Release Upon Execution.  In consideration of Buyer’s agreement to pay (or to cause to be paid) to Executive the Employment Agreement Amount, the SERP Amount and the LTC Amount, and subject to the payment of the foregoing specified dollar amounts, and of Buyer’s agreement pursuant to Section 3 above, all as provided under this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by Executive, the Executive, for himself and for his heirs, successors and assigns, does hereby release completely and forever discharge Buyer, Seller and Seller Bank, their respective affiliates , successors, predecessors, subsidiaries, related entities or assigns, and their respective current and former directors, officers, employees, agents, benefit plans, benefit plan administrators and trustees, attorneys, insurers, representatives, successors and assigns (any and all of which are referred to below as the “Releasees”), from any and all obligations, claims, actions, causes of action, demands, liabilities, expenses or damages of any kind (including attorneys fees and costs actually incurred) under, arising out of or relating to the Employment Agreement and all employee benefit plans of Seller or Seller Bank, whether known or unknown to Executive, which Executive ever had or now has upon or by reason of any matter, cause or thing, up to and including the day on which Executive signs this Agreement, and Executive agrees that this Agreement constitutes a full, complete and knowing waiver of all such claims, except, except for:  (i) the obligations of Buyer pursuant to Section 1.3 above; (ii) the obligations of Buyer to provide benefits pursuant to Section 2 above which shall continue for the period specified therein in accordance with the provisions thereof; and (iii) the obligations of Buyer to indemnify Executive as contemplated by Section 23 of the Employment Agreement; provided that with respect to each such section, all obligations of Seller or Seller Bank shall be deemed to be obligations of  Buyer.  This Agreement shall not release Buyer, Seller or Seller Bank, as applicable, from any of the following: (a) obligations to pay to the Executive accrued but unpaid wages, and make payments for accrued but unused vacation, earned up to the Effective Time of the Merger to the extent required by applicable law; (b) the payment of any of the Executive’s vested benefits under the tax-qualified plans of Seller or Seller Bank; (c) obligations regarding accelerated vesting of equity awards, if any, under any equity awards granted by Seller or Seller Bank to Executive and outstanding immediately prior to the Effective Time; (d) the payment of the Merger Consideration with respect to the Executive’s common stock of Seller or payments with respect to Seller stock options as contemplated by Section 2.6(a) of the Merger Agreement; (e) the payment of the supplemental ESOP benefit payable to the Executive under the Danversbank ESOP Restoration Plan (the “ESOP Restoration Plan”) pursuant to the terms thereof; (f) the credit to the bookkeeping account of the Executive under the ESOP Restoration Plan of an additional amount, determined pursuant to the terms of the ESOP Restoration Plan, stemming from the allocation of shares upon full repayment of any loan by the Danversbank Employee Stock Ownership Plan (the “ESOP”) or the termination of the ESOP; (g) the obligations of Buyer under the indemnity provisions contained in Section 7.7(a) of the Merger Agreement; or (h) the obligations of Buyer under the liability insurance provisions contained in Section 7.7(b) of the Merger Agreement. The Executive acknowledges that the consideration given for this Agreement is in addition to anything of value to which the Executive is already entitled.  The Executive further acknowledges that: (i) he has seven (7) days following his execution of this Agreement to revoke this Agreement (the “Revocation Period”) in a writing delivered to Robert Trautmann, General Counsel, People’s United Financial, Inc., 850 Main Street, P.O. Box 1580, Bridgeport, Connecticut  06604, by certified mail, by hand or courier service (signature of receipt required); and (ii) this Agreement shall not be effective, and no payments or benefits shall be due, owing or paid, until the Revocation Period has expired without the Executive revoking the Agreement.  The Executive hereby represents and warrants that he has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against any of the Releasees.  The Executive agrees that he shall not accept any award, damages, recovery or settlement from any proceeding brought by him or on his behalf pertaining to the claims released herein.

4.2 Release Upon Closing.  Upon the Closing Date, Executive shall execute a release of claims in the form attached to this Agreement as Exhibit A.

5.               General.

(a)   Heirs, Successors and Assigns.  The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.

(b)   Final Agreement.  This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by each of the parties hereto.

(c)   Withholdings.  Seller, Seller Bank and Buyer may withhold from any amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

(d)   Governing Law.  This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Massachusetts, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

(e)    Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

(f)   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

6.   Effectiveness.  Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void with respect to all actions not yet taken pursuant to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Buyer, Seller and Seller Bank have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

WITNESS:	EXECUTIVE:

/s/ Michael W. McCurdy	/s/ John J. O’Neil
Name: Michael W. McCurdy	Name: John J. O’Neil

ATTEST:	People’s United Financial, Inc.

/s/ Eric J. Appellof	By:	/s/ David K. Norton
Name: Eric J. Appellof	Name: David K. Norton
Title: Senior Executive Vice President

ATTEST:	People’s United Bank

/s/ Eric J. Appellof	By:	/s/ David K. Norton
Name: Eric J. Appellof	Name: David K. Norton
Title: Senior Executive Vice President

ATTEST:	Danvers Bancorp, Inc.

/s/ Michael W. McCurdy	By:	/s/ Kevin T. Bottomley
Name: Michael W. McCurdy	Name: Kevin T. Bottomley
Title: Chairman, President and Chief Executive Officer

ATTEST:	Danversbank

/s/ Michael W. McCurdy	By:	/s/ Kevin T. Bottomley
Name: Michael W. McCurdy	Name: Kevin T. Bottomley
Title: Chairman, President and Chief Executive Officer

[Mark Panella Settlement Agreement Signature Page]

Exhibit A

Release of Claims

As required under that certain Settlement Agreement (the “Agreement”) entered into as of January 20, 2011 by and among John J. O’Neil (the “Executive”), Peoples United Financial, Inc. (the “Acquiror”) and People’s United Bank (the “Acquiror Bank”) (Acquiror and Acquiror Bank are referred to collectively herein as the “Buyer”), Danvers Bancorp, Inc. (the “Seller”) and Danversbank (the “Seller Bank”) (and all capitalized terms used in this Release of Claims but not otherwise defined herein shall have the meaning contained in such Agreement):

In consideration of Acquiror’s payment to Executive the Employment Agreement Amount, the SERP Amount and the LTC Amount in the specified dollar amounts set forth in the Agreement, all as provided under the Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by Executive, the Executive, for himself and for his heirs, successors and assigns, does hereby release completely and forever discharge Buyer, Seller and Seller Bank, their respective affiliates , successors, predecessors, subsidiaries, related entities or assigns, and their respective current and former directors, officers, employees, agents, benefit plans, benefit plan administrators and trustees, attorneys, insurers, representatives, successors and assigns (any and all of which are referred to below as the “Releasees”), from any and all obligations, claims, actions, causes of action, demands, liabilities, expenses or damages of any kind (including attorneys fees and costs actually incurred) under, arising out of or relating to the Employment Agreement and all employee benefit plans of Seller or Seller Bank, whether known or unknown to Executive, which Executive ever had or now has upon or by reason of any matter, cause or thing, up to and including the day on which Executive signs this Release of Claims, and Executive agrees that the Agreement constitutes a full, complete and knowing waiver of all such claims, except, except for:  (i) the obligations of Buyer pursuant to Section 1.3 of the Agreement; (ii) the obligations of Buyer to provide benefits pursuant to Section 2 of the Agreement which shall continue for the period specified therein in accordance with the provisions thereof; and (iii) the obligations of Buyer to indemnify Executive as contemplated by Section 23 of the Employment Agreement; provided that with respect to each such section, all obligations of Seller or Seller Bank shall be deemed to be obligations of  Buyer.  This Agreement shall not release Buyer, Seller or Seller Bank, as applicable, from any of the following: (a) obligations to pay to the Executive accrued but unpaid wages, and make payments for accrued but unused vacation, earned up to the Effective Time of the Merger to the extent required by applicable law; (b) the payment of any of the Executive’s vested benefits under the tax-qualified plans of Seller or Seller Bank; (c) obligations regarding accelerated vesting of equity awards, if any, under any equity awards granted by Seller or Seller Bank to Executive and outstanding immediately prior to the Effective Time; (d) the payment of the Merger Consideration with respect to the Executive’s common stock of Seller or payments with respect to Seller stock options as contemplated by Section 2.6(a) of the Merger Agreement; (e) the payment of the supplemental ESOP benefit payable to the Executive under the Danversbank ESOP Restoration Plan (the “ESOP Restoration Plan”) pursuant to the terms thereof; (f) the credit to the bookkeeping account of the Executive under the ESOP Restoration Plan of an additional amount, determined pursuant to the terms of the ESOP Restoration Plan, stemming from the allocation of shares upon full repayment of any loan by the Danversbank Employee Stock Ownership Plan (the “ESOP”) or the termination of the ESOP; (g) the obligations of Buyer under the indemnity provisions contained in Section 7.7(a) of the Merger Agreement; or (h) the obligations of Buyer under the liability insurance provisions contained in Section 7.7(b) of the Merger Agreement. The Executive acknowledges that the consideration given for this Release of Claims is in addition to anything of value to which the Executive is already entitled.  The Executive further acknowledges that: (i) he has seven (7) days following his execution of this Release of Claims to revoke this Release of Claims (the “Revocation Period”) in a writing delivered to Robert Trautmann, General Counsel, People’s United Financial, Inc., 850 Main Street, P.O. Box 1580, Bridgeport, Connecticut  06604, by certified mail, by hand or courier service (signature of receipt required); and (ii) this Release of Claims shall not be effective, and no payments or benefits shall be due, owing or paid, until the Revocation Period has expired without the Executive revoking this Release of Claims.  The Executive hereby represents and warrants that he has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against any of the Releasees.  The Executive agrees that he shall not accept any award, damages, recovery or settlement from any proceeding brought by him or on his behalf pertaining to the claims released herein.

Executed this day of , 2011 by:

Executive:

John J. O’Neil

[Mark Panella Release of Claims Signature Page]